Exhibit 11.2

SECURITIES TRADING POLICY AND DISCLOSURE POLICY OF BRBI BR Partners S.A.

1.	General Provisions

1.1.	Introduction and Objectives

1.1.1. The general objective of the Company’s Securities Trading Policy and Disclosure Policy is to establish rules regarding the use and disclosure of information, as well as the trading of Securities by individuals who possess Sensitive or Material Information related to the Company, to its Subsidiaries, or to its Affiliates.

1.1.2. These Policies have been prepared in accordance with the provisions of CVM Resolution No. 44/21 and the B3 Novo Mercado Listing Rules, as well as other applicable regulations and guidelines, including those issued by CVM, and are aligned with best market practices.

1.1.3. Awareness of, adherence to, and strict compliance with these Policies are mandatory for all Persons Subject to the Policies, as defined in Clause 1.2.4.

1.2.	Scope and Application

1.2.1. Capitalized terms used in these Policies, whether in the singular or plural, shall have the meanings assigned to them in Annex I.

1.2.2. For the purposes of these Policies, the information that may be held by Persons Subject to the Policies or by third parties is classified as follows:

“Material Facts”: any decision by the Controlling Shareholder, resolution of the shareholders general meeting or management bodies of the Company, its Subsidiaries or Affiliates, or any other act or fact of a political-administrative, technical, business, or economic-financial nature that has occurred or is related to the Company’s business, its Subsidiaries or Affiliates, which may significantly influence: (a) the market price of Securities; (b) investors’ decisions to buy, sell, or hold Securities; or (c) investors’ decisions to exercise any rights inherent to the ownership of Securities. Examples of potentially material acts or facts include, among others, those listed in Article 2 of CVM Resolution No. 44/21, as detailed in Annex III;

“Material Information”: Material Facts that have not yet been disclosed to the market; and Sensitive Information: any information that (i) does not constitute Material Information and (ii) has not yet been made public or is not typically made public, relating to the business, operations, or finances of the Company, its Subsidiaries or Affiliates; and

“Sensitive Information” may become Material Information if its content deviates from expectations and has, or may have, a significant impact on the business of the Company, its Subsidiaries or Affiliates.

1.2.3. These Policies establish various consequences based on the existence and classification of information. In summary:

(i)	all Material Facts must be disclosed immediately, except in cases where postponement of disclosure is permitted;

(ii)	possession of Material Information (a) prohibits trading by those who hold or are aware of such information; and (b) authorizes the Investor Relations Officer to impose an Extraordinary Trading Blackout for Persons Subject to the Policies; and

(iii)	possession of Sensitive Information (a) does not prohibit trading by those who hold or are aware of such information, but (b) requires that its disclosure to third parties be subject to a confidentiality agreement.

1.2.4. These Policies apply not only to the Company and its Subsidiaries but also to the following individuals, who are required to comply with the rules and guidelines set forth herein (“Persons Subject to the Policies”):

(a)	Controlling Shareholders;

(b)	Members of the Board of Directors and Executive Officers;

(c)	Members of the Company’s Fiscal Council;

(d)	Members of technical or advisory bodies of the Company;

(e)	All employees of the Company, its Subsidiaries or Affiliates;

(f)	Members of statutory and non-statutory committees of the Company;

(g)	Service providers to the Company, including but not limited to employees and contractors;

(h)	Individuals who, by virtue of their position, role, or function at the Controlling Shareholder, Subsidiaries, or Affiliates, have access to Material and/or Sensitive Information, including but not limited to employees and executives of the Company, its Subsidiaries or Affiliates; and

(i)	Other individuals designated by the Investor Relations Officer, at their sole discretion, who have or may have access to Sensitive or Material Information related to the Company.

1.2.5. Persons Subject to the Policies must acknowledge and adhere to the terms of the Policies as provided in Clause 5.5. However, failure to formally acknowledge or adhere does not exempt such individuals from the obligation to comply with the Policies.

1.2.6. Persons Subject to the Policies must ensure that the rules of these Policies are observed by individuals under their influence, including entities they directly or indirectly control, exclusive investment funds or those whose trading decisions may be directly influenced or determined by them or their managers, as well as their Spouses and Dependents. They shall be jointly liable with such individuals in the event of non-compliance with the Policies due to failure to fulfill this duty.

1.3.	Duties of the Investor Relations Officer

1.3.1. The Investor Relations Officer shall:

(a)	comply with the duties imposed by these Policies and applicable regulations;

(b)	monitor compliance with the Policies by the Persons Subject to the Policies;

(c)	provide any additional clarifications requested by the competent authorities or any Stock Exchanges regarding any Material Fact;

(d)	in the event of unusual fluctuations in the price or trading volume of the Securities, inquire with individuals who may have access to Material Information to determine whether they are aware of any information that should be disclosed to the market;

(e)	electronically communicate the existence of Ordinary and Extraordinary Trading Blackout Periods;

(f)	monitor information received from Authorized Brokers regarding trades executed by Persons Subject to the Policies;

(g)	submit to the CVM and the Stock Exchanges any information regarding Ownership and Trading Notifications and Relevant Trading Notifications received, in accordance with these Policies and applicable regulations;

(h)	instruct the Authorized Brokers, in writing, not to register trades by Persons Subject to the Policies during the Ordinary Trading Blackout Periods referred to in Clauses 3.3.1(b) and (e); and

(i)	present a semiannual report to the Company’s Board of Directors to enable it to verify the compliance of trades executed by the beneficiaries of Individual Investment Plans formalized by them.

2.	Disclosure and Use of Material Information Policy

2.1.	Specific Objectives

2.1.1. The Disclosure Policy aims to:

(a)	regulate the disclosure to the market of information that, by its nature and characteristics, should be classified as a Material Fact, establishing the rules and guidelines to be observed by the Investor Relations Officer and other Persons Subject to the Policies regarding the disclosure and confidentiality of such information until it is made public;

(b)	establish the general rules and conduct standards to be used by the Company to classify information as Material Facts and to disclose such information, providing predictability in the Company’s conduct for the benefit of investors and the market in general;

(c)	prevent and suppress the selective disclosure of Material Facts and Material Information; and

(d)	seek to ensure that investors and the market in general have timely access to the information necessary for their investment decisions, contributing to the greatest possible symmetry in the dissemination of information about the Company.

2.2.	Disclosure of Material Facts

2.2.1. The assessment of whether a Material Fact has occurred must always take into account its relevance in the context of the Company’s business activities and scale, including those of its Subsidiaries and Affiliates. This assessment shall consider: (a) the potential of the information to influence the price of the Securities and investment decisions; and (b) the Company’s standard practices for disclosing relevant information.

2.2.2. It is the responsibility of the Investor Relations Officer to ensure that Material Facts are disclosed in accordance with applicable laws, regulations, and these Policies. Such disclosures must be made clearly and accurately, using language that is accessible to the investing public, and must be broadly and promptly disseminated across all markets in which the Securities are traded, without prejudice to the provisions of Clause 2.4.

2.2.2.1. To fulfill the duty set forth in Clause 2.2.2 above, the Investor Relations Officer may consult the departments of the Company responsible for the subject matter of the respective Material Fact, without prejudice to the prerogatives and duties assigned to the Officer under these Policies and applicable regulations.

2.2.3. Whenever possible, the disclosure of any Material Facts shall occur before the opening or, preferably, after the close of trading in the markets where the Securities are traded. In the event of conflicting trading hours across markets, the operating hours of the Brazilian market shall prevail.

2.2.3.1. If the Company deems it necessary to disclose a Material Fact before the opening of the Brazilian market where the Securities are traded, such disclosure shall, whenever possible, occur at least one (1) hour prior to the market opening.

2.2.3.2. If it is imperative that the Material Fact be disclosed during trading hours, the Investor Relations Officer shall assess the need to request the suspension of trading of the Securities from B3 and, if applicable, from other Stock Exchanges, for the time necessary to ensure proper dissemination of the Material Fact, in accordance with the procedures set forth in the regulations issued by the respective Stock Exchanges.

2.2.4. Persons Subject to the Policies must immediately report, in writing, any Material Facts they become aware of to the Investor Relations Officer, so that the Officer may take the necessary steps to disclose the information in accordance with applicable law, regulations, and this Disclosure Policy (subject to the exceptions provided in Clause 2.4).

2.2.5. If any Person Subject to the Policies becomes personally aware of a Material Fact and identifies a failure by the Investor Relations Officer to fulfill their duty—including in the case provided for in Article 6, sole paragraph, of CVM Resolution No. 44/21, i.e., when the information escapes control or there is an unusual fluctuation in the price or trading volume of the Securities— such person must immediately report the Material Fact to CVM.

2.2.6. When disclosing information that does not constitute a Material Fact, the Company shall use other means of communication, such as market announcements, earnings releases, or shareholder notices, as applicable, and, whenever possible, in accordance with Clause 2.2.3.

2.2.7. In cases where CVM or B3 requests information from the Company, or in the event of unusual fluctuations in the price or trading volume of the Securities, the Investor Relations Officer shall inquire with Persons Subject to the Policies who may have access to Material Facts, in order to determine whether they are aware of any information that should be disclosed.

2.3.	Methods and Channels for Disclosure of Material Facts and Market Announcements

2.3.1. It is the responsibility of the Investor Relations Officer to ensure that the disclosure of any Material Fact precedes or occurs simultaneously with the release of any information to the media, industry associations, investors, analysts, or selected audiences, whether in Brazil or abroad.

2.3.2. The Investor Relations Officer shall simultaneously submit the Material Facts to CVM and B3, and also disclose them on the Company’s investor relations website and through the disclosure channels designated by the Company’s Board of Directors, in accordance with Article 3, Paragraph 4 of CVM Resolution No. 44/21.

2.3.3. The Company’s market announcements shall be submitted simultaneously to the CVM and B3 and disclosed on the Company’s investor relations website.

2.4.	Exception to Immediate Disclosure

2.4.1. In exceptional circumstances, the disclosure of Material Facts may be delayed if such disclosure poses a risk to the legitimate interests of the Company, its Subsidiaries, or Affiliates.

2.4.2. If the information regarding the undisclosed Material Fact escapes control, or if there is an unusual fluctuation in the price or trading volume of the Securities, the Material Fact must be disclosed to the market by the Investor Relations Officer, in accordance with this Disclosure Policy.

2.5.	Disclosure of Projections by the Company

2.5.1. The Company may disclose projections and future performance estimates, clearly presenting the relevant assumptions that support them.

2.5.2. The disclosure, monitoring, revision, modification, and discontinuation of the Company’s projections and estimates shall comply with the provisions of CVM Resolution No. 44/21 and CVM Instruction No. 480/09, as well as any other applicable legal and regulatory provisions.

2.6.	Duty of Confidentiality

2.6.1. Persons Subject to the Policies who have access to Material Information or Sensitive Information must maintain the confidentiality of such information until it is disclosed by the Company, and must ensure that their subordinates and trusted third parties do the same, in accordance with Clause 1.2.6.

2.6.1.1. Persons Subject to the Policies may only share Sensitive Information or Material Information to which they have access with other Persons Subject to the Policies (and only if such sharing is necessary in the interest of the Company), subject to the exception provided in Clause 2.6.1.2.

2.6.1.2. Disclosure of Material Information or Sensitive Information to third parties may only occur with those who have a need to know such information in the interest of the Company, within the limits permitted by law, and must be preceded by the execution of agreements with the recipient third party obligating them to: (a) maintain the confidentiality of the information; and (b) refrain from trading Securities using such information. The execution of such agreements may be waived in cases where the recipient is legally bound to observe such duties.

2.6.2. Persons Subject to the Policies, as well as any individuals who may have access to Material Information or Sensitive Information, must not discuss such information in public places or in the presence of third parties, including family members or acquaintances.

2.6.2.1. To ensure the confidentiality of Material Information and Sensitive Information, Persons Subject to the Policies must also: (a) keep all memoranda, correspondence, and other documents containing such information in a secure and private location; and (b) not share their login credentials or passwords for access to the Company’s computer systems or network with third parties.

2.6.3. Persons Subject to the Policies who, inadvertently or without authorization, disclose or allow third parties to become aware of Material Information or Sensitive Information—whether directly or through intermediaries—prior to its disclosure to the market, must immediately inform the Investor Relations Officer so that appropriate measures may be taken.

2.7.	Code of Conduct for Interactions Between Covered Persons and Third Parties

2.7.1. Covered Persons must observe the following conduct procedures when communicating with third parties:

(a)	refer any external contact made by research departments or equity sales teams of banks and investors in general to the Investor Relations Officer;

(b)	refrain from granting interviews or making any public statements to the press without the express guidance and recommendation of a statutory officer;

(c)	refer any contact from journalists to the Company’s Press Office, which must always consult with the Investor Relations Officer;

(d)	prior to participating in external events as a representative of the Company, consult with the Director responsible for their area and the Investor Relations Officer, ensuring that only public information is included in their speech; and

(e)	if a third party comments on or inquires about any Material Information or Sensitive Information, immediately report the matter to their immediate supervisor and to the Investor Relations Officer.

2.7.2. The Company’s relationship with investors and market opinion makers shall be conducted exclusively by the Chief Executive Officer, the Investor Relations Officer, or other officers or employees designated by them.

3.	Trading Policy

3.1.	Specific Objectives

3.1.1. The Trading Policy aims to:

(a)	prevent and suppress the misuse of Material Information related to the Company, its Subsidiaries or Affiliates;

(b)	establish the rules and guidelines governing the trading of Securities by Covered Persons, including provisions related to blackout periods and the specific conditions under which trading may be permitted during such periods.; and

(c)	establish certain rules regarding the acquisition of Shares by the Company itself, without prejudice to compliance with applicable laws and regulations.

3.2.	General Rules

3.2.1. Covered Persons are prohibited from using Material Information to obtain, either directly or indirectly, any advantage for themselves or for third parties through the trading of Securities.

3.2.2. Prior to the public disclosure of Material Information in accordance with this Policy, Covered Persons who are aware of such Material Information are prohibited from trading Securities.

3.2.3. Covered Persons are prohibited from engaging in short-swing transactions involving Securities acquired on the market, and may not sell such Securities within six (6) months of their acquisition.

3.2.4. The trading restrictions set forth in this Policy apply to Securities lending transactions carried out by Covered Persons in the capacity of lender, and prohibit Covered Persons from engaging in Securities lending as borrowers, as well as from trading in derivatives linked to Securities.

3.2.5. All trades executed by the Company or by Covered Persons must be carried out through

Accredited Brokers whenever such trades require the involvement of an intermediary institution.

3.2.6. The restrictions set forth in this Trading Policy do not apply to indirect trades or trades on behalf of third parties carried out by investment funds in which Covered Persons are unitholders, provided that the fund’s and/or investment club’s trading decisions cannot, in any way, be influenced by the respective unitholders.

3.3.	Trading Restrictions

3.3.1. Covered Persons may not trade Securities, regardless of any determination by the Investor Relations Officer, in the following circumstances ("Ordinary Trading Restrictions"):

(a)	whenever they are aware of any Material Fact that has not yet been disclosed to the market;

(b)	during the fifteen (15) days preceding the disclosure of the Company’s quarterly financial information and annual financial statements, and on the day of disclosure itself, before such information becomes public. The fifteen (15) day period shall be counted excluding the actual disclosure date;

(c)	in the event of: (i) a public offering of Securities, until the publication of the closing announcement, subject to the exceptions provided in CVM Instruction No. 400/03; and (ii) a public offering of Securities with restricted efforts, during the ninety (90) days following the subscription or acquisition of certain Securities by the investor, pursuant to CVM Instruction No. 476/09;

(d)	from the moment they become aware of any intention to carry out a merger, total or partial spin-off, transformation, or consolidation involving the Company; and

(e)	while the Company, its Subsidiaries or Affiliates are in the process of acquiring or disposing of Shares, or if an option or mandate has been granted for such purpose.

3.3.2. The restriction set forth in item (e) above shall apply only on the days when the repurchase is actually being executed by the Company, provided that: (i) the days of the week on which the Company will trade in the market are pre-established; and (ii) the Investor Relations Officer informs the Covered Persons of such dates and instructs the Accredited Brokers accordingly.

3.3.3. The restrictions set forth in Clause 3.3.1 do not apply to: (i) the acquisition of treasury Shares through private transactions resulting from the exercise of stock options under a stock option plan approved at a shareholders general meeting; and (ii) the granting of Shares to officers, employees, or service providers as part of compensation previously approved at a shareholders general meeting.

3.3.4. If a Covered Person gains access to the Company’s quarterly financial information or annual financial statements at a stage of preparation that renders such information Material, and this occurs prior to the fifteen (15) calendar days preceding their public disclosure, the trading restriction set forth in Clause 3.3.1(b) shall apply as of the date on which the Covered Person first accessed the information.

3.3.5. Without prejudice to the Ordinary Trading Restrictions, the Investor Relations Officer may establish additional trading blackout periods ("Extraordinary Trading Restrictions") applicable to all or some Covered Persons.

3.3.6. The Investor Relations Officer shall notify Covered Persons electronically of the existence of Ordinary and Extraordinary Trading Restrictions. In the case of Extraordinary Trading Restrictions, the Officer shall immediately inform the relevant Covered Persons of the period during which trading is prohibited, without the need to disclose the reasons for the restriction.

3.3.6.1. Notwithstanding Clause 3.3.6 above, failure by the Investor Relations Officer to issue such notice does not exempt Covered Persons from the trading restrictions set forth in Clause 3.3.1 or from liability in the event of non-compliance.

3.3.7. Unless otherwise determined by the Investor Relations Officer, knowledge of Sensitive Information that does not constitute Material Information shall not prevent a Covered Person from trading Securities, but shall subject them to the confidentiality obligation set forth in Clause 2.6.

3.3.8. If a Covered Person leaves the Company, its Subsidiaries, or Affiliates and is no longer subject to these Policies, but remains in possession of Material Information concerning a transaction or event initiated during their tenure, they must refrain from trading Securities: (a) until such Material Information has been publicly disclosed; or (b) for a period of three (3) months from the date of their departure, whichever occurs first.

3.4.	Trading by the Company Itself

3.4.1. Subject to the provisions of Clause 3.3.3, the trading restrictions set forth in Clause 3.3.1

(a) through (d) also apply to trades carried out by the Company itself involving its own Securities.

3.4.2. The approval of transactions involving Shares or derivatives referenced thereto by the Company, in accordance with § 4 of Article 3 of CVM Instruction No. 567/15, falls under the authority of the Board of Directors. However, such approval shall only become effective upon prior approval by the General Shareholders’ Meeting when:

(a)	the transaction is carried out outside organized securities markets and any of the following conditions apply: (i) it involves, even through multiple isolated transactions, more than 5% (five percent) of a given type or class of outstanding Shares within a period of less than 18 (eighteen) months; (ii) the price is more than 10% (ten percent) above, in the case of an acquisition, or more than 10% (ten percent) below, in the case of a sale, the volume-weighted average trading price over the last 10 (ten) trading sessions; or (iii) the counterparty is a related party of the Company; or

(b)	the transaction is intended to alter or preserve the Company’s shareholding control or management structure.

3.4.3. The general shareholders’ meeting approval referred to in Clause 3.4.2 is waived in the following cases:

(a)	sale or transfer of Shares by the Company resulting from: (i) the exercise of stock options under a stock option plan approved at a shareholders general meeting that includes parameters for calculating the exercise price; or (ii) other share-based compensation models approved at a shareholders general meeting that include parameters for calculating the share price; or

(b)	public secondary offering of treasury shares or securities convertible into or exchangeable for treasury shares.

3.4.4. The Company’s Board of Directors may not resolve on the acquisition or sale of Shares if any agreement or contract has been entered into with the purpose of transferring the Company’s control (direct or indirect), or if an option or mandate has been granted for such purpose, or if there is an intention to carry out a merger, total or partial spin-off, consolidation, transformation, or corporate reorganization involving the Company, and while such transaction has not been disclosed to the market as a Material Fact.

3.5.	Accredited Brokers

3.5.1. In order to ensure appropriate standards for Securities trading and compliance with the rules set forth in these Policies, all trades carried out by the Company or by Covered Persons may be executed through Accredited Brokers whenever such trades require the involvement of an intermediary institution.

3.5.2. In such cases, the Company must provide the Accredited Brokers, within fifteen (15) days, with a list of all Covered Persons, as per the file referred to in Clause 5.2, and must update the list whenever changes occur.

3.5.3. The Accredited Brokers shall be informed in writing by the Investor Relations Officer of the Ordinary Trading Restrictions set forth in Clause 3.3.1 (b) and (e), in accordance with Clause 3.5.4, and shall be instructed not to execute any trades requested by Covered Persons during such periods. The Accredited Brokers must also immediately notify the Company, in writing or electronically, of any attempts by Covered Persons to trade Securities during a period of Ordinary Trading Restriction, in cases where they have been previously informed of such restrictions.

3.5.4. Covered Persons must authorize the Accredited Brokers to provide the Company with information regarding trades executed, and the Investor Relations Officer may request such information from the Accredited Brokers.

3.6.	Disclosure of Trades by Officers, Related Persons, and the Company, Its Subsidiaries or Affiliates

3.6.1. Executive Officers, members of the Fiscal Council, and any technical or advisory bodies, as well as, when applicable, the Company’s controlling shareholders, must inform the Investor Relations Officer of their ownership and trading activities by submitting a specific notice in the format provided by the Investor Relations Officer (“Ownership and Trading Statement”), as set forth in Annex IV. The statement must include information regarding:

(a)	Securities;

(b)	securities issued by the Company’s Controlling Shareholder or by its Subsidiaries, provided that, in either case, they are publicly held companies, including trades involving derivatives or any other securities referenced to those issued by the Controlling Shareholder or Subsidiaries;

(c)	the securities referred to in items (a) and (b) above, carried out by Spouses, Dependents, legal entities directly or indirectly controlled by the persons mentioned in Clause 3.6.1, or investment funds in which they are unitholders, except in the cases provided for in Clause 3.2.6.

3.6.2. The Ownership and Trading Statement must:

(a)	be submitted to the Investor Relations Officer: (i) within five (5) days after each transaction; and (ii) on the first business day following the assumption of the position; and

(b)	include: (i) the name and identification of the reporting person and, if applicable, the persons mentioned in Clause 3.6.1(c), including their CPF or CNPJ number; (ii) the quantity, by type and class (in the case of shares), and other characteristics (in the case of other securities), as well as the issuer’s identification and the balance held before and after the transaction; and (iii) the form of acquisition or disposal, price, and date of the transactions;

3.6.3. For the purposes of Clause 3.6.2, the transaction date shall be understood as the date the trade was executed, not the date of its physical or financial settlement.

3.6.4. Together with the Ownership and Trading Statement to be submitted on the first business day following the assumption of the position, the persons referred to in Clause 3.6.1 must provide the Company with a list including the name and CPF or CNPJ number of their Spouses, Dependents, legal entities directly or indirectly controlled by them, or investment funds in which they are unitholders, except in the cases provided for in Clause 3.2.6.

3.6.4.1. Any changes to the list referred to in Clause 3.6.4 must be communicated to the Company by the respective person within fifteen (15) days from the date of the change.

3.6.5. The Investor Relations Officer must submit to CVM and B3 the information received under this Clause 3.6 within ten (10) days after the end of the month in which changes in positions occurred, the appointment to a position took place, or the communication referred to in Clause

3.6.4.1 was made.

3.6.5.1. The reporting obligation set forth in Clause 3.6.5 also applies to the ownership and trading of Securities and the securities mentioned in Clause 3.6.1(b) carried out by the Company, its Subsidiaries or Affiliates.

3.6.6. For the purposes of this Clause, the application, redemption, and trading of investment fund units whose regulations provide that their equity portfolio is composed exclusively of Shares shall be deemed equivalent to trading in Securities.

3.7.	Disclosure of Relevant Trades

3.7.1. A trade or series of trades through which any person’s direct or indirect ownership exceeds or falls below the thresholds of 5% (five percent), 10% (ten percent), 15% (fifteen percent), and so on, of a class or type of Shares shall be considered a Relevant Trade.

3.7.2. Any person, including Covered Persons, who, acting individually, on behalf of a common interest, or jointly with others, carries out a Relevant Trade must submit a specific notice to the Investor Relations Officer (“Relevant Trade Notice”), in the form provided in Annex V, containing the following information:

(a)	name and identification, including CPF or CNPJ number;

(b)	purpose of the ownership and intended quantity, including, if applicable, a statement that the trades are not intended to alter the Company’s control structure or management;

(c)	quantity of Securities, including the acquisition of any rights over Securities;

(d)	indication of any agreement or contract governing voting rights or the purchase and sale of Securities; and

(e)	if the Shareholder is a non-resident, the name or corporate name and CPF or CNPJ number of their legal representative or attorney-in-fact in Brazil.

3.7.3. The Relevant Trade Notice must include information on the execution of derivative financial instruments referenced to Shares, regardless of their settlement method (physical or financial). In such cases, and for the purpose of calculating the Relevant Trade thresholds:

(a)	Shares directly held and those referenced by physically settled derivatives shall be considered jointly for threshold verification;

(b)	Shares referenced by derivatives with exclusively financial settlement shall be counted separately from those in item (a);

(c)	the quantity of Shares referenced by derivatives that provide economic exposure to Shares may not be offset by the quantity of Shares referenced by derivatives that produce inverse economic effects; and

(d)	the Relevant Trade Notice does not apply to structured transaction certificates (COEs), exchange-traded funds (ETFs), or other derivatives in which less than 20% (twenty percent) of the return is determined by the return on Shares.as Ações diretamente detidas e aquelas referenciadas por instrumentos financeiros derivativos de liquidação física serão consideradas em conjunto para fins da verificação dos percentuais;

3.7.4. The Relevant Trade Notice must be submitted immediately after the Relevant Trade is executed, and the obligation shall be deemed fulfilled if the notice is submitted by the beginning of the next trading session following the execution of the order.

3.7.5. The Investor Relations Officer must forward the information contained in the Relevant Trade Notice to the CVM and B3 as soon as it is received, in accordance with CVM Resolution No. 44/21.

3.7.6. If the Relevant Trade results in or is intended to alter the Company’s control structure or management, or if it triggers a mandatory public offering under applicable regulations, the Shareholder must also disclose the trade through the Company’s designated disclosure channels, including at least the information contained in the Relevant Trade Notice.

3.7.7. The disclosure obligations set forth in this Clause 3.7:

(a)	apply to trades executed on stock exchanges, over-the-counter markets (organized or not), and trades executed without the intermediation of a member of the distribution system; and

(b)	extend to trades carried out directly or indirectly through controlled entities, on their own behalf or on behalf of third parties, whether inside or outside regulated securities markets, including those under fiduciary or portfolio management agreements, subject to the provisions of Clause 3.2.6.

3.8.	Individual Investment Plans

3.8.1. Covered Persons may choose to prepare and request the filing of Individual Investment Plans with the Company, provided such requests are made outside periods of Ordinary Trading Restrictions and Extraordinary Trading Restrictions.

3.8.2. Individual Investment Plans shall be formalized before the Investor Relations Officer for verification of their compliance with the provisions of these Policies and applicable regulations, and shall be subject to subsequent approval.

3.8.3. The Ordinary Trading Restrictions and Extraordinary Trading Restrictions shall not apply to trades carried out by Covered Persons under duly approved Individual Investment Plans that have been filed at the Company’s headquarters, provided that such Individual Investment Plans meet the following requirements:

(a)	prior to the filing of Individual Investment Plans, a schedule must be approved specifying the dates for the disclosure of the Company’s quarterly financial information and annual financial statements for the duration of the respective Individual Investment Plan;

(b)	participants may only carry out trades in Securities covered by Individual Investment Plans, or resulting from a modification to the plan, three (3) months after its approval;

(c)	any cancellation of an active Individual Investment Plan shall take effect three (3) months after the submission of a formal request to the Investor Relations Officer;

(d)	Individual Investment Plans must establish: (i) the irrevocable and irreversible commitment of participants to trade Securities on the dates specified in the Individual Investment Plans, indicating in advance the dates and the amounts or volume of trades to be executed, which may be defined based on a set of parameters (e.g., algorithms or formulas), provided such parameters are defined in advance in an objective, irrevocable, and irreversible manner; (ii) the type and class of Securities subject to investment or divestment; and (iii) the obligation of participants in the Individual Investment Plan to return to the Company any avoided losses or gains obtained from trades in Securities resulting from changes in the dates of disclosure of the Company’s quarterly financial information or annual financial statements, as determined by reasonable criteria to be defined in the Individual Investment Plan itself;

(e)	prohibition for participants to: (i) maintain more than one Individual Investment Plan in effect simultaneously; and (ii) engage in any transactions that nullify or mitigate the economic effects of the transactions to be carried out under the Individual Investment Plan;

4.	Violations and Sanctions

4.1. Any violations of the rules set forth in these Policies by Covered Persons must be promptly reported to the Investor Relations Officer. If the alleged violation involves the Investor Relations Officer, the matter must be reported directly to the Board of Directors.

4.2. Without prejudice to applicable legal sanctions (such as administrative, labor, civil, and criminal), the Investor Relations Officer, upon verifying non-compliance with the Policies, shall take appropriate measures, including, where applicable: (a) reporting the matter to the competent authorities; (b) recommending the dismissal of the Covered Person from their duties at the Company, its Subsidiaries or Affiliates; and (c) informing the Board of Directors so that all other applicable measures may be taken.

4.3. Without prejudice to applicable sanctions, Covered Persons responsible for any breach of the provisions of these Policies shall be required to fully and unconditionally indemnify the Company, its Subsidiaries or Affiliates for all losses arising from such breach.

5.	Closing Provisions

5.1. The Investor Relations Officer is responsible for monitoring and enforcing these Policies. Any questions regarding the provisions of these Policies or the application of any of their clauses must be directed to the Investor Relations Officer, who will provide the appropriate clarification or guidance.

5.2. The Investor Relations Officer shall maintain a record of the Covered Persons, including their name, identification details, position, role or relationship with the Company, address, email, and CNPJ or CPF number, and shall update it whenever changes occur.

5.2.1. The record referred to in Clause 5.2 shall be maintained at the Company’s headquarters and shall be readily available for inspection by the CVM, stock exchanges, and any other competent authorities, as required.

5.2.2. All Covered Persons must immediately inform the Investor Relations Officer of any changes to their personal information.

5.3. These Policies shall remain in effect for an indefinite period.

5.4. These Policies may be amended only by resolution of the Company’s Board of Directors. No amendments shall be made while any Material Fact remains undisclosed to the market.

5.5. Following the approval of these Policies by the Board of Directors, the Company shall obtain the express adherence of all Covered Persons through the execution of the Statement of Adherence, in the form set forth in Annex II. The Statement of Adherence shall be kept on file at the Company’s headquarters for a minimum period of five (5) years after the Covered Persons have ceased their relationship with the Company, its Subsidiaries, or Affiliates.

Annex I –

Definitions

Controlling Shareholder: A shareholder or group of shareholders that effectively directs the Company’s activities and guides the operation of its corporate bodies, whether directly or indirectly, de facto or de jure, regardless of the equity interest held, in accordance with applicable law.

Share: A share issued by the Company, including shares that compose the Company’s share deposit certificates (units).

Officer: A member of the Company’s Executive Board or Board of Directors.

Stock Exchanges: B3 S.A. – Brasil, Bolsa, Balcão and any other stock exchanges or organized over-the-counter markets where the Company’s Securities are or may be listed for trading, in Brazil or abroad.

B3: Refers to B3 S.A. – Brasil, Bolsa, Balcão.

Affiliate: A company over which the Company has significant influence, presumed when the Company holds 20% (twenty percent) or more of the voting capital of such company, without controlling it.

Company: BRBI BR Partners S.A.

Relevant Trade Notice: Has the meaning assigned to it in Clause 3.7.2.

Ownership and Trading Statement: Has the meaning assigned to it in Clause 3.6.1.

Spouse: The spouse or partner of a Covered Person, provided they are not legally or formally separated.

Fiscal Council: The Company’s Fiscal Council, when installed.

Subsidiary: A company controlled by the Company. Accredited Broker: Securities brokers specifically accredited by the Company for the trading of its Securities by Covered Persons, as defined in Clause 3.5.

CVM: The Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários).

Dependent: Any dependent listed in the annual income tax return of a Covered Person.

Investor Relations Officer: The Company’s Investor Relations Officer. Material Fact: Has the meaning assigned to it in Clause 1.2.2.

Material Information: Has the meaning assigned to it in Clause 1.2.2.

Sensitive Information: Has the meaning assigned to it in Clause 1.2.2.

CVM Instruction No. 400/03: CVM Instruction No. 400, dated December 29, 2003, as amended.

CVM Instruction No. 476/09: CVM Instruction No. 476, dated January 16, 2009, as amended.

CVM Instruction No. 480/09: CVM Instruction No. 480, dated December 7, 2009, as amended.

CVM Instruction No. 567/15: CVM Instruction No. 567, dated September 17, 2015, as amended.

Relevant Trade: Has the meaning assigned to it in Clause 3.7.1. Covered Person: Has the meaning assigned to it in Clause 1.2.4.

Covered Person: Has the meaning assigned to it in Clause 1.2.4.

Individual Investment Plan: A written instrument through which a Covered Person voluntarily, irrevocably, and irreversibly commits to invest in or divest a specific quantity of Securities on predetermined dates or periods, or upon the occurrence of certain conditions beyond their control, prepared in accordance with Article 16 of CVM Resolution No. 44/21.

Disclosure Policy: Refers to the Company’s Policy on Disclosure and Use of Material Information.

Trading Policy: Refers to the Company’s Policy on Trading of Securities issued by the Company.

Policies: The Policy on Disclosure and Use of Material Information and the Policy on Trading of Securities issued by BRBI BR Partners S.A.

CVM Resolution No. 44/21: CVM Resolution No. 44, dated August 23, 2021.

Adhesion Statement: Document to be signed in the form of Annex II.

Security: Any security as defined in Article 2 of Law No. 6,385/76, issued by or referenced to the Company, including derivatives, whether settled physically or financially.

Extraordinary Trading Restriction: Has the meaning assigned to it in Clause 3.3.5.

Ordinary Trading Restriction: Has the meaning assigned to it in Clause 3.3.1.

Annex II –

Adhesion Statement

By means of this instrument (“Adhesion Statement”), [name, identification, email address], the undersigned, in the capacity of [position held at the Company], hereby adheres to the Policy on Disclosure and Use of Material Information and the Policy on Trading of Securities issued by EMPRESA X (“Policies”) (“Company”) and declares that:

(i)	they are fully aware of the terms of the Policies, having received a copy of their full content at this time, and undertake to comply with the rules contained therein;

(ii)	they acknowledge that trading restrictions regarding the Company’s Securities will be communicated, in accordance with the Policies, by electronic means to the email address indicated in this Adhesion Statement; and

(iii)	they acknowledge that they are responsible for any breach of the provisions of the Policies and undertake to fully and unconditionally indemnify the Company for all losses arising from such breach, without prejudice to applicable sanctions, as provided in the Policies.

[●] de [●] de [●]

___________________________________________

[NAME]

Annex III –

Examples of Potentially Material Acts or Facts

According to CVM Resolution No. 44, the following are examples of potentially material acts or facts:

I.	Execution of an agreement or contract for the transfer of the Company’s controlling interest, even if subject to a condition precedent or subsequent;

II.	Change in the Company’s control, including through the execution, amendment, or termination of a shareholders’ agreement;

III.	Execution, amendment, or termination of a shareholders’ agreement to which the Company is a party or intervening party, or that has been recorded in the Company’s appropriate corporate book;

IV.	Entry or exit of a partner that maintains an operational, financial, technological, or administrative agreement or collaboration with the Company;

V.	Authorization for the trading of Securities in any market, domestic or foreign;

VI.	Decision to cancel the Company’s registration as a publicly held company with the CVM;

VII.	Merger, consolidation, or spin-off involving the Company or related companies; VIII. Transformation or dissolution of the Company;

IX.	Change in the Company’s asset composition; X. Change in accounting criteria;

X.	Debt renegotiation;

XI.	Approval of a stock option plan;

XII.	Changes to the rights and benefits of Securities;

XIII.	Stock splits, reverse splits, or the granting of stock bonuses;

XIV.	Acquisition of Securities for treasury or cancellation purposes, and the sale of Securities so acquired;

XV.	The Company’s profit or loss and the distribution of cash dividends;

XVI.	Execution or termination of a contract, or failure to execute it, when the expectation of execution is publicly known;

XVII.	Approval, amendment, or abandonment of a project, or delay in its implementation;

XVIII.	Initiation, resumption, or suspension of the manufacture or sale of a product or the provision of a service;

XIX.	Discovery, change, or development of technology or resources by the Company;

XX.	Modification of projections disclosed by the Company;

XXI.	Filing for judicial or extrajudicial reorganization, bankruptcy petition, or initiation of legal, administrative, or arbitration proceedings that may affect the Company’s financial or economic condition.

Annex IV

Trades Involving Securities Issued by the Company and Its Subsidiaries and/or Parent Companies That Are Publicly Held Companies

Period: [month/year]
Name of Buyer or Seller:
Identification:	CNPJ/CPF:
Trade Date:
Issuing Company:
Type of Transaction:
Type of Security:
Total Quantity:
Quantity by Type and Class:
Position Held Before the Trade:
Position Held After the Trade:
Price:
Broker Used:
Other Relevant Information:

Annex V

Acquisition or Disposal of a Relevant Equity Interest

Period: [month/year]
Name of Buyer or Seller:
Identification:	CNPJ/CPF:
Trade Date:
Issuing Company:
Type of Transaction:
Type of Security:
Target Quantity:
Quantity by Type and Class:
Price:
Broker Used:
Purpose of the Ownership:
If applicable, declaration by the buyer stating that the purchases are not intended to alter the Company’s control structure or management:
Number of convertible debentures already held, directly or indirectly:
Quantity of shares already held resulting from the conversion of debentures, by type and class, if applicable:
Quantity of other securities already held, directly or indirectly:
Indication of any agreement or contract governing the exercise of voting rights or the purchase and sale of securities issued by the Company:
Other Relevant Information: